UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 16, 2021

Salt Blockchain Inc.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-56283 (Commission File Number)	81-4029835 (I.R.S. Employer Identification No.)

Not Applicable (1)	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 243-5018

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

(1)	In June 2020, the registrant became a remote-first company and does not maintain a principal executive office.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2021, Salt Blockchain Inc. (the “Company”) entered into new employment agreements with Justin English, the Company’s Chief Executive Officer, (the “English Agreement”) and with Dustin Hull, the Company’s Chief Financial Officer, and Dirk Anderson, the Company’s Chief Technology Officer (the “Executive Agreements”).

The English Agreement has a term that extends to the period of Mr. English’s employment with the Company. Under the English Agreement, Mr. English will continue to serve as the Company’s Chief Executive Officer and is entitled to receive an annual base salary of $250,000, effective May 15, 2021 and subject to annual review and adjustment. The Executive Agreements each have a six-month term commencing July 1, 2021 with successive one-year terms thereafter. Mr. Hull will continue serving as the Company’s Chief Financial Officer and Mr. Anderson will continue serving as the Company’s Chief Technology Officer. Mr. Hull will be entitled to receive an annual base salary of $230,000 and Mr. Anderson will be entitled to receive an annual base salary of $234,000, each effective May 15, 2021 and subject to annual review and adjustment. Messrs. English, Hull and Anderson are each also entitled to receive an annual incentive bonus in amounts determined by the Board of Directors based on their respective individual performance during each calendar year and subject to employment on the date of payment.

Under the English Agreement, the Company has agreed to issue Mr. English a stock option to purchase 300,000 shares of the Company’s common stock pursuant to the Company’s 2019 equity incentive plan. Messrs. Hull and Anderson will also receive stock options to purchase 156,437and 150,000 shares, respectively, of common stock under the Company’s 2019 equity incentive plan. The options granted to Messrs. English, Hull and Anderson will vest in equal monthly installments over a four-year period commencing May 1, 2021, subject to continued service.

If, during the term of the English Agreement or the Executive Agreements, the Company terminates the applicable executive’s employment without Good Cause (as defined in the English Agreement) or without cause (as defined in the Executive Agreements), then the Company will give the executive at least 60 days’ prior written notice, or salary in lieu of such prior notice (or any combination of prior notice and salary payment that equals 60 days) and such executive will be entitled to receive, subject to execution of a release of claims and performance of his duties during the notice period, severance equal to six months of the executive’s base salary and reimbursement for six months of any premiums the executive pays for COBRA continuation coverage during that period. Messrs. English, Hull and Anderson will also be entitled to receive such severance benefits, subject to execution of a release of claims, if the applicable executive terminates his employment for Good Reason (as defined in the English Agreement and the Executive Agreements), the conditions for which the Company does not cure within 60 days’ notice of termination. Each executive may terminate his employment for any reason at any time on at least 60 days’ prior notice or such shorter period as the Board of Directors may provide. If the Board of Directors elects an earlier date for termination of employment than the 60-day notice period, the Company will pay the executive his base salary for the remainder of the notice period. If Messrs. English, Hull or Anderson provides less than 60 days’ notice of termination, the Board of Directors may choose an earlier date of termination and the Company’s obligation to pay salary and other compensation will cease on such earlier date.

Messrs. English, Hull and Anderson will further be eligible to receive benefits under the Company’s standard benefit plans as in effect from time to time for its employees.

The foregoing summary of the English Agreement and the Executive Agreements is not complete. Reference is made to the text of the agreements, attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, and incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement, dated effective July 1, 2021, between Salt Blockchain Inc. and Justin English.

10.2 Employment Agreement, dated effective July 1, 2021, between Salt Blockchain Inc. and Dustin Hull.

10.3 Employment Agreement, dated effective July 1, 2021, between Salt Blockchain Inc. and Dirk Anderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALT BLOCKCHAIN INC.

August 18, 2021	By:	/s/ Dustin Hull

	Name:	Dustin Hull
	Title:	Chief Financial Officer